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                                                                 EXHIBIT 23(b)

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Solutia Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-34561, 333-34587, 333-34589, 333-34591, 333-34593, 333-34683,
333-35689, 333-47911, 333-51081, 333-74463, 333-74465, 333-32112, and
333-39972) on Form S-8 of Solutia Inc. and the registration statements (Nos. 333-75812, 333-89818, and 333-99705) on Form S-3 of Solutia Inc. of our
report dated January 30, 2004, relating to the consolidated balance sheets of Astaris LLC and subsidiaries as of December 31, 2003 and 2002, and the related statements of operations, changes in members' equity/(deficit), and cash flows for each of the years in the two year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K of Solutia Inc.

/s/ KPMG LLP

KPMG LLP
Saint Louis, Missouri
March 7, 2005